Exhibit 4.11

Equity Pledge Agreement

This Equity Pledge Agreement (“Agreement”) is executed on April 23, 2012 in Beijing among:

Party A: Beijing Smart Wood Software Technology Co., Ltd., with its registration address at 8/F, No. 6 of Haidianzhong Street, Haidian District, Beijing;

Party B: Beijing Century Friendship Education Investment Co., Ltd., with its registration address at Room 202, B2/F, No. 2 of Haidian East 3rd Sreet, Haidian District, Beijing;

Party C: Beijing New Oriental Education & Technology (Group) Co., Ltd., with its registration address at 9/F, No. 6 of Haidianzhong Street, Haidian District, Beijing.

WHEREAS:

(1)	Party A has entered into a series of agreements (“Principal Agreements”) with Party C and Party C’s affiliates respectively;

(2)	Party B holds 100% of the equity interest in Party C and agrees to provide security of pledge over the equity interest for the performance of payment obligations of Party C and its affiliates under the Principal Agreements, and Party A agrees to accept such security of pledge.

NOW, THEREFORE, the Parties agree as follows:

1.	Principal Agreements

All Parties hereto acknowledge and confirm that the Principal Agreements over which the security of pledge is provided hereunder include a series of contracts which have been concluded and become effective among Party A, Party C and Party C’s affiliates, including but not limited to the agreements listed in Appendix I hereto and the agreements to be executed among Party A, Party C and Party C’s affiliates in the future. All Parties confirm that within the term of this Agreement, the Parties shall, at the request of Party A, promptly recognize the agreements executed and terminated among Party A, Party C and Party C’s affiliates as the Principal Agreements and amend Appendix I accordingly.

2.	Pledge

Party B agrees to pledge 28% of its equity interest in Party C (“Pledged Equity Interest”) to Party A in whole as the security for the performance of all the obligations of Party B, Party C and Party C’s affiliates under the Principal Agreements.

3.	Amounts of Pledge

The guaranteed rights under this Agreement are all the rights Party A has under the Principal Agreements (whether the rights of dispose, claim, defense and formation), including but not limited to Party C’s equity interest with the registered capital of RMB14,000,000.

4.	Scope of Pledge

The Pledged Equity Interest shall constitute continuing security for any and all of the indebtedness, obligations and liabilities under all of the Principal Agreements. To clarify, the scope of pledge shall not be limited by the amount of the registered capital stipulated in Article 3.

5.	Term of Pledge

The pledge shall be effective when upon registration with the competent industrial and commercial administrations of Party C and shall be terminated after the Principal Agreements are performed, invalidated or terminated, whichever the latest. During the term of pledge, in the event that Party B, Party C or Party C’s affiliates fail to perform any obligations under the Principal Agreements, or any of the circumstances stipulated in Article 9 occurs, Party A shall have the right to dispose the Pledged Equity Interest in accordance with the Agreement.

6.	Registration

6.1 Party B and Party C undertake to Party A that they shall:

(i) record the pledge on the register of members of Party C and submit the updated register of members to Party A for keeping; and

(ii) register the pledge with competent industrial and commercial administrations and obtain written registration certificates within thirty (30) business days following the execution of this Agreement. During the term of this Agreement, the register of members of Party C shall be kept by Party A or persons designated by Party A, unless Party C or its affiliates need the register of members for the purpose of registration or amendment during the course of business.

6. 2 Party B and Party C further undertake that, after the execution of this Agreement, with the prior consent of Party A, Party B may increase its capital contribution to Party C, provided that any capital contribution by Party B to Party C shall be subject to this Agreement. Party B and Party C shall immediately amend the register of members of Party C and register the change to the pledge with the competent industrial and commercial administrations pursuant to the provisions in this Article 6.

7.	Party B’s Representations

7.1 Party B is the legal owner of the Pledged Equity Interest.

7.2 Except for the pledge provided herein, Party B has not created any other pledge on the Pledged Equity Interest.

8.	Party B’s Undertakings and Warranties

8.1 Party B undertakes to Party A that in the term of this Agreement, it will:

(a) without Party A’s prior written consent, not transfer the Pledged Equity Interest, or establish or permit the existence of any guaranty on the Pledged Equity Interest, unless otherwise agreed mutually;

(b) comply with all the laws and regulations concerning pledge of rights. Upon receipt of any notice, instruction or suggestion issued or promulgated by competent authorities, Party B shall produce such notice, instruction or suggestion to Party A within 5 days, and comply with them or submit appeals and presentations pursuant to Party A’s reasonable requests or with Party A’s consent.

8.2 Party B agrees that, for the purpose of this Agreement, Party A shall have the right to exercise its pledge right in accordance with the relevant laws without being suspended or interrupted by legal procedures initiated by Party B, its successors, its principals or any other person.

8.3 Party B undertakes to Party A that, for the purpose of protecting or perfecting the guaranty provided in this Agreement for the payment under the Principal Agreements, Party B will, upon Party A’s request, honestly sign, and urge other persons with interests in the pledge to sign all right certificates, agreements and covenants in connection with the enforcement of this Agreement, and urge other persons with interests to the pledge to take, any action in relation to the enforcement of this Agreement and facilitate Party A’s exercising of its rights under this Agreement.

8.4 Party B undertakes to Party A that, in order to ensure the interests of Party A, Party B will abide by and perform all undertakings, promises, warrants, agreements, representations and conditions. If Party B fails to perform or performs incompletely undertakings, promises, warrants, agreements, representations and conditions, Party B shall indemnify all the losses suffered by Party A as a result.

9.	Exercise of Pledge

9.1 Party A may require that Party B or Party C immediately fulfill all the obligations under the Agreement and the pledge under this Agreement can be exercised immediately if any of the following circumstances, to the extent that are permitted by relevant P.R.C laws and administrative regulations, occurs:

(a) any statement, warranty or representation made by Party B, Party C or Party C’s affiliates under the Agreement or Principal Agreements are not in consistency, accurate, true or no longer accurate or true in any aspect; or Party B, Party C or Party C’s affiliates breach or fail to fulfill any obligation or abide by any warranty and undertaking under the Agreement or Principal Agreements; or

(b) any or more of the obligations of Party B, Party C or Party C’s affiliates under the Agreement or Principal Agreements is/are deemed as unlawful or void; or

(c) Party B or Party C materially breaches the stipulations regarding its obligations under this Agreement.

9.2 In the event of the occurrence of any of the said exercise events, Party A may exercise its pledge right by purchasing or designating other parties to purchase the security of pledge at a converted price, or through auction or sale of the security of pledge. Party A may exercise the right of pledge under the agreement and does not need to exercise other guarantees or rights, or carry out other measures or procedures to Party B and/or Party C or any other person.

9.3 Party B and Party C, at the request of Party A, should take all lawful and appropriate actions to guarantee Party A’s exercise of the pledge right. For the purpose of this, Party B and Party C should sign all the documents and materials and carry out all measures and take all actions reasonably required by Party A.

10.	Transfer

10.1 Unless agreed in writing by Party A in advance, Party B shall not have the right to donate or transfer any rights and obligations under this Agreement with the exception of the “Option Agreement” concluded between Party B and New Oriental Education & Technology Group Inc.

10.2 This Agreement shall be binding upon Party B and its successors, and also binding upon Party A, its successors and its assignees.

10.3 Party A may, at any time, assign all or any of its rights and obligations under the Principal Agreements to a designated person (natural or legal), under which circumstance the assignee shall have the rights and obligations Party A has under this Agreement as if it were a Party to this Agreement. Where Party A transfers its rights and obligations under the Principal Agreements, Party B shall, upon Party A’s request, execute agreements and/or documents concerning said transfer.

10.4 Where there is a change to Party A as result of said assignment, both new Parties shall enter into a new equity pledge agreement.

11.	Confidentiality

This Agreement and all its provisions shall be confidential by all not be disclosed to any third party, expectcertain involved senior officers, directors, employees, agents and professional consultants unless the laws require a party to disclose information in connection with this Agreement to the government, public or shareholders, or to file this Agreement with governmental authorities.

This Article 11 shall survive any amendment, rescission or termination of this Agreement.

12.	Liability for Breach of Contract

A party shall compensate the other parties for all the losses if it fails to perform its obligations under this Agreement or if its representations or warranties under this Agreement prove to be substantially false or incorrect.

13.	Force Majeure

In the event that force majeure affects the performance of this Agreement, the party suffering from the force majeure shall immediately notify the other parties by telegraph, facsimile or other electronical forms and provide the written certificate within fifteen (15) working days. Based the impact of the force majeure on the performance of this Agreement, all the parties shall negotiate and decide whether to terminate this Agreement, partly waive the obligations of performance or delay the performance.

14.	Miscellaneous

14.1 Any dispute arising from the performance of this Agreement shall be settled through friendly negotiation. Disputes that cannot be settled through such negotiation shall be submitted to Beijing Arbitration Commission in Beijing in accordance with its arbitration rules. The award of the arbitration shall be final.

14.2 This Agreement shall be effective from the signing day.

14.3 This Agreement is executed in Chinese with three (3) originals, each party holding an original.

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(Signature Page)

Party A: Beijing Smart Wood Software Technology Co., Ltd.

Authorized Representative:

/s/ Authorized Representative

Party B: Beijing Century Friendship Education Investment Co., Ltd.

Authorized Representative:

/s/ Authorized Representative

Party C: Beijing New Oriental Education & Technology (Group) Co., Ltd.

Authorized Representative:

/s/ Authorized Representative

Appendix I:

List of Principal Agreements

No.	Name of the Agreement
1	Teaching and Research Materials Compilation System Development Service Agreements
2	Teacher Capability Remote Improvement System Development Service Agreements
3	Book Supporting Evaluation Research and Development System Development Service Agreements
4	Learning Multi-dimensional Diagnosis and Evaluation System Development Service Agreements
5	Software Purchase Agreements

Supplemental Agreement to the Equity Pledge Agreement

This supplemental agreement to the Equity Pledge Agreement (the “Supplemental Agreement”) is executed by and among the following parties on September 19, 2014 in Beijing:

Party A: Beijing Smart Wood Software Technology Co., Ltd.

Registered Address: Room 201-01, 2/F, No. 2 of Haidian East 3rd Road, Haidian District, Beijing

Party B: Beijing Century Friendship Education Investment Co., Ltd.

Registered Address: Room 202, B2/F, No. 2 of Haidian East 3rd Street, Haidian District, Beijing

Party C: Beijing New Oriental Education & Technology (Group) Co., Ltd.

Registered Address: 9/F, No. 6 of Haidianzhong Street, Haidian District, Beijing

Whereas:

1.	The Equity Pledge Agreement has been executed by and among the Parties on April 23, 2012, where Party B agrees to pledge 28% of its equity interest in Party C to Party A in whole as the security for the performance of the payment obligations of Party C and Party C’s affiliates under the Principal Agreements;

2.	Beijing Pioneer Technology Co., Ltd. and Party C have entered into the Master Exclusive Service Agreement on September 19, 2014, as one of the Principal Agreements of the Equity Pledge Agreement.

IN WITNESS WHEREOF, the Parties agree to amend the following list of Principal Agreements as the appendix to the Equity Pledge Agreement:

Appendix

List of Principal Agreements

No.	Name of the Agreement
1.	Option Agreements
2.	Master Exclusive Service Agreement and its related service agreements

Terms used in this Supplemental Agreement shall have the same meaning as those defined in the Principal Agreements and the Equity Pledge Agreement. This Supplemental Agreement shall become effective when signed by all parties. It will replace the original list of Principal Agreements as appendix to the Equity Pledge Agreement, and will constitute part of the entire Equity Pledge Agreement. Unless clearly revised in this Supplemental Agreement, other items in the original agreement shall remain the effectiveness.

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(Signature Page)

Party A: Beijing Smart Wood Software Technology Co., Ltd.

Company Seal:

/s/ Company Seal

Party B: Beijing Century Friendship Education Investment Co., Ltd.

Company Seal:

/s/ Company Seal

Party C: Beijing New Oriental Education & Technology (Group) Co., Ltd.

Company Seal:

/s/ Company Seal